Filed Under Rule 424(b)(3)
                                           Registration Statement No. 333-121321
                                    Supplement to Prospectus Dated March 9, 2005
                                             Supplement Dated September 29, 2005


                       GREEN PLAINS RENEWABLE ENERGY, INC.

The following information is incorporated into the Prospectus, dated March 9, 2005 (the "Prospectus"), and supersedes any inconsistent information contained in the Prospectus.

We have retained Smith-Hayes Financial Services, an NASD member broker-dealer, to participate in this offering as a non-exclusive placement agent. Smith-Hayes will receive the commission described in the Prospectus of seven percent (7%) on sales made by Smith-Hayes in the offering. At this time, we have not retained any other NASD member broker-dealers in connection with this offering, although we may do so in the future.

The Security National Bank, our escrow agent, has previously invested all escrowed funds in the Goldman Sachs Financial Square Government Fund as provided by our Escrow Agreement. We have amended our escrow agreement, effective immediately, so that our escrow agent will invest all escrowed funds directly in short-term U.S. Treasury Bills and, to the extent that the funds are not able to be invested in short-term U.S. Treasury Bills because of the denominations in which the U.S. Treasury Bills are available, in a bank account, including a bank savings account or bank money market account.